Exhibit 99.1

IAA, Inc. Announces Fourth Quarter and Full Year Fiscal 2020 Financial Results

Q4 Revenue Driven by Sequentially Recovering Volumes and Continued Strength in Revenue Per Unit

Revenue Performance and Benefits of Margin Expansion Plan Drive Increase in Profitability

WESTCHESTER, Ill.--(BUSINESS WIRE)--February 16, 2021--IAA, Inc. (NYSE: IAA) today announced its financial results for the fourth quarter and full year fiscal 2020, which ended December 27, 2020.

John Kett, Chief Executive Officer and President, stated, “We ended an unprecedented year with a fourth quarter return to overall revenue growth, as gradually recovering assignment and volume levels were accompanied by continued strength in revenue per unit. The challenges of this pandemic-impacted year have tested us all personally and professionally, but I could not be prouder of how the entire IAA team rose to these challenges. We executed against our priorities, delivering an improved experience for our buyers and sellers, in large part enabled by the accelerated rollout of our digital only platform and the strides we have made to launch new products, services, tools and functionality.”

Mr. Kett continued, “The work we have done to date has provided a strong foundation for growth in fiscal 2021 and beyond. We are on track with regards to our strategic growth initiatives, with our margin expansion plan a notable callout following the successful accelerated rollout of our Buyer Digital Transformation in fiscal 2020. While much of the macro backdrop remains uncertain given the ongoing pandemic, we continue to benefit from our company specific initiatives, and look forward to making further progress in fiscal 2021.”

Key Fourth Quarter and Full Year Measures: (Dollars in millions, except per share amounts)

	Quarter Ended December 27, 2020	Quarter Ended December 29, 2019	% Growth	Year Ended December 27, 2020	Year Ended December 29, 2019	% Growth
Total Revenues[1]	$383.5	$355.9	7.8%	$1,384.9	$1,436.8	(3.6)%
Net Income[1]	$64.1	$45.6	40.6%	$194.8	$193.2	0.8%
Adjusted Net Income[1]	$65.3	$50.1	30.3%	$207.5	$216.9	(4.3)%
Diluted EPS[1]	$0.47	$0.34	39.3%	$1.44	$1.44	0.3%
Adjusted Diluted EPS[1]	$0.48	$0.37	29.2%	$1.54	$1.61	(4.6)%
Adjusted EBITDA[1]	$115.8	$99.4	16.5%	$398.5	$411.7	(3.2)%

1Total Revenues and Adjusted EBITDA for the year ended December 29, 2019 include a benefit of $3.6 million and Net Income and Adjusted Net Income include a benefit of $2.7 million, or a $0.02 benefit to Diluted EPS and Adjusted Diluted EPS, related to a non-cash adjustment for certain revenue agreements.

Highlights for the Fourth Quarter Ended December 27, 2020:

  Consolidated revenues increased 7.8% to $383.5 million from $355.9 million in the fourth quarter of fiscal 2019. Foreign currency movements had a benefit of $0.8 million on revenue for the quarter. Excluding the impact of this, organic revenue increased 7.5% to $382.7 million, consisting of a decline in volume of 9.2% primarily due to reduced vehicle miles traveled as a result of COVID-19, offset by higher revenue per unit of 18.4%. Service revenues increased 3.5% to $332.8 million from $321.5 million in the fourth quarter of fiscal 2019 due to the factors described above. Vehicle sales increased 47.4% to $50.7 million, compared to $34.4 million in the prior year period, primarily due to higher revenue per unit, as well as the impact of an international provider switching from a consignment model to a purchased vehicle model. U.S. segment revenues increased by 5.3% to $329.7 million from $313.2 million in the prior year period. U.S. revenues were driven by higher revenue per unit, which was partially offset by lower volumes. International segment revenues increased by 26.2% to $53.9 million from $42.7 million in the prior year period. International revenues increased primarily due to a higher mix of vehicle sales and higher revenue per unit, which was partially offset by lower volume.
  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle sales, and exclusive of depreciation and amortization, increased by 12.8% to $152.4 million from $135.1 million in the fourth quarter of fiscal 2019. The increase in gross profit was primarily due to higher revenue per unit and the benefits from our margin expansion plan, partially offset by lower volume and higher occupancy costs. Gross margin in the quarter increased by 170 basis points versus the prior year to 39.7%, with service revenue gross margin expansion more than offsetting a decline in vehicle sales gross margin.
  SG&A expenses increased by 4.1% to $37.7 million from $36.2 million in the fourth quarter of fiscal 2019. Adjusted SG&A expenses in the fourth quarter of 2020 were $36.6 million, an increase of 2.2% compared to Adjusted SG&A expenses of $35.8 million in the prior year period. Adjusted SG&A expenses increased primarily due to incremental public company costs.
  Interest expense was $12.9 million compared to $16.6 million in the fourth quarter of fiscal 2019, with the decline primarily driven by lower interest rates on floating rate debt.
  The effective tax rate was 22.2% versus 23.9% in the fourth quarter of fiscal 2019. The lower effective rate in 2020 was primarily due to the benefits from the implementation of certain tax optimization initiatives.
  Net income increased by 40.6% to $64.1 million, or $0.47 per diluted share, compared to $45.6 million, or $0.34 per diluted share, in the fourth quarter of fiscal 2019. Adjusted net income increased by 30.3% to $65.3 million, or $0.48 per diluted share, compared to $50.1 million, or $0.37 per diluted share, in the fourth quarter of fiscal 2019.
  Adjusted EBITDA increased by 16.5% to $115.8 million from $99.4 million in the fourth quarter of fiscal 2019, primarily due to higher revenue per unit and the benefits from our margin expansion plan. Adjusted EBITDA includes favorable foreign currency movements of $0.1 million. Excluding this item, organic Adjusted EBITDA was $115.7 million, an increase of 16.4% over the prior year.

Additional Highlights for the Year Ended December 27, 2020:

  Consolidated revenues decreased 3.6% to $1,384.9 million from $1,436.8 million in fiscal year 2019. Fiscal 2020 revenue includes $6.0 million of revenue from DDI through its acquisition anniversary date of July 31, 2020. Foreign currency movements had a negative impact of $0.7 million on revenue for the period. Prior year revenue included $3.6 million related to a non-cash adjustment for certain revenue agreements. Excluding the impact of these items, organic revenue decreased 3.7% to $1,379.6 million, consisting of lower volume of 15.0% primarily due to reduced vehicle miles traveled as a result of COVID-19, partially offset by higher revenue per unit of 13.3%. Service revenues decreased 5.4% to $1,233.1 million from $1,303.8 million in fiscal 2019 due to the factors described above. Vehicle sales increased by 14.1% to $151.8 million, compared to $133.0 million in the prior year period, primarily due to higher revenue per unit, as well as the impact of an international provider switching from a consignment model to a purchased vehicle model in the fourth quarter. U.S. segment revenues decreased 4.0% to $1,215.1 million from $1,266.1 million in the prior year. International segment revenues decreased 0.5% to $169.8 million from $170.7 million in the prior year. For both the U.S. and International segments, the decrease in revenue was primarily due to a decrease in volume, partially offset by higher revenue per unit.
  Gross profit decreased by 1.9% to $538.0 million from $548.6 million in the prior year period. The decrease in gross profit was primarily due to lower volume and an increase in occupancy costs, partially offset by higher revenue per unit and the benefits from our margin expansion plan. Gross margin increased by 60 basis points versus the prior year to 38.8%, with service revenue gross margin expansion more than offsetting a decline in vehicle sales gross margin.
  SG&A expenses increased by 1.8% to $144.9 million from $142.4 million in the prior year period. Adjusted SG&A expenses were $139.5 million, an increase of 1.7% compared to $137.2 million in the prior year. Adjusted SG&A expenses increased primarily due to additional public company costs, an increase in the provision for credit losses, and SG&A associated with DDI, partially offset by reduced discretionary spending and a lower accrual for incentive compensation.
  Interest expense was $56.0 million compared to $55.7 million in the prior year period. 2020 had a higher average outstanding debt balance relative to 2019, resulting from the new capital structure following the separation from KAR Auction Services. This was offset by lower interest rates on floating rate debt in 2020.
  The effective tax rate was 24.2% versus 26.3% in the prior year. The lower effective tax rate in 2020 was due to discrete tax items associated with the spin-off from KAR Auction Services in the prior year that did not occur in 2020, as well as the benefit from the implementation of certain tax optimization initiatives.
  Net income increased by 0.8% to $194.8 million, or $1.44 per diluted share, compared to $193.2 million, or $1.44 per diluted share, in the prior year. Adjusted net income decreased by 4.3% to $207.5 million, or $1.54 per diluted share, compared to $216.9 million, or $1.61 per diluted share, in the prior year.
  Adjusted EBITDA decreased by 3.2% to $398.5 million from $411.7 million in the prior year, primarily due to the decline in revenue, partially offset by higher revenue per unit and the benefits from our margin expansion plan. Adjusted EBITDA includes unfavorable foreign currency movements of $0.3 million and a loss from DDI of $0.2 million through its acquisition anniversary date of July 31, 2020. Prior year organic Adjusted EBITDA excludes $3.6 million related to a non-cash adjustment for certain revenue agreements. Excluding these items, organic Adjusted EBITDA was $399.0 million, a decrease of 2.2% over the prior year.

Other Financial Highlights as of December 27, 2020:

  Net Debt: $1,069.5 million
  Leverage Ratio: 2.7x
  Full year 2020 Net Cash Provided by Operating Activities: $310.0 million
  Full year 2020 Free Cash Flow: $240.2 million
  Liquidity: $595.5 million
  Year-over-year vehicle inventory change: -1.0%

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Outlook:

Fiscal 2021 will be a 53-week year, with an extra week during the fourth quarter. Given the continued uncertainties regarding the duration and severity of the COVID-19 pandemic, the Company is not providing a 2021 or long-term outlook at this time.

Conference Call Information:

A conference call to discuss the fourth quarter and fiscal 2020 financial results is scheduled for today, February 16, 2021, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast is available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,000 employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base - located throughout over 170 countries - and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information, visit IAAI.com and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding expectations with respect to the COVID-19 pandemic on our business and plans regarding our growth strategies and margin expansion plan. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include: uncertainties regarding the duration and severity of the COVID-19 pandemic, and the measures taken to reduce its spread, on our business and the economy generally; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and integration of acquired businesses; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended December 29, 2019 filed with the SEC on March 18, 2020, as updated in our Form 10-Q for the quarter ended March 29, 2020 filed with the SEC on May 6, 2020. Additional information regarding risks and uncertainties will also be contained in subsequent annual and quarterly reports we file with the SEC, including our Form 10-K for the year ended December 27, 2020, which we expect to file on or near February 19, 2021. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Note Regarding Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc. Consolidated Statements of Income (Amounts in Millions, Except Per Share) (Unaudited)

	Three Months Ended		Fiscal Years Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Revenues:
Service revenues	$332.8	$321.5	$1,233.1	$1,303.8
Vehicle sales	50.7	34.4	151.8	133.0
Total revenues	383.5	355.9	1,384.9	1,436.8
Operating expenses:
Cost of services*	188.7	193.1	721.7	780.1
Cost of vehicle sales*	42.4	27.7	125.2	108.1
Selling, general and administrative	37.7	36.2	144.9	142.4
Depreciation and amortization	19.6	22.4	81.1	88.4
Total operating expenses	288.4	279.4	1,072.9	1,119.0
Operating profit	95.1	76.5	312.0	317.8
Interest expense, net	12.9	16.6	56.0	55.7
Other income, net	(0.2)	—	(1.0)	(0.1)
Income before income taxes	82.4	59.9	257.0	262.2
Income taxes	18.3	14.3	62.2	69.0
Net income	$64.1	$45.6	$194.8	$193.2

Net income per share:
Basic	$0.48	$0.34	$1.45	$1.45
Diluted	$0.47	$0.34	$1.44	$1.44

*Exclusive of depreciation and amortization

IAA, Inc. Consolidated Balance Sheets (Amounts in Millions) (Unaudited)

	December 27, 2020	December 29, 2019
Assets

Current assets
Cash and cash equivalents	$232.8	$47.1
Accounts receivable, net	374.8	335.9
Prepaid consigned vehicle charges	53.3	50.1
Other current assets	31.1	26.9
Total current assets	692.0	460.0

Non-current assets
Operating lease right-of-use assets, net	866.8	735.9
Property and equipment, net	259.8	246.9
Goodwill	542.3	541.3
Intangible assets, net	150.6	151.7
Other assets	17.4	15.4
Total non-current assets	1,836.9	1,691.2
Total assets	$2,528.9	$2,151.2

Liabilities and Stockholders' Equity (Deficit)

Current liabilities
Accounts payable	$122.6	$96.4
Short-term right-of-use operating lease liability	78.1	68.6
Accrued employee benefits and compensation expenses	23.4	29.4
Other accrued expenses	54.4	49.3
Current maturities of long-term debt	4.0	—
Total current liabilities	282.5	243.7

Non-current liabilities
Long-term debt	1,248.0	1,254.7
Long-term right-of-use operating lease liability	836.6	709.5
Deferred income tax liabilities	65.7	63.7
Other liabilities	26.7	16.8
Total non-current liabilities	2,177.0	2,044.7

Stockholders' equity (deficit)
Total stockholders' equity (deficit)	69.4	(137.2)
Total liabilities and stockholders' equity (deficit)	$2,528.9	$2,151.2

IAA, Inc. Consolidated Statements of Cash Flows (Amounts in Millions) (Unaudited)

	Fiscal Years Ended
	December 27, 2020	December 29, 2019
Operating activities
Net income	$194.8	$193.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81.1	88.4
Operating lease expense	136.7	118.3
Provision for credit losses	4.4	1.8
Deferred income taxes	2.0	0.6
Amortization of debt issuance costs	4.2	2.0
Stock-based compensation	8.5	4.7
Gain on disposal of fixed assets	(0.7)	(0.1)
Changes in operating assets and liabilities, net of acquisitions
Operating lease payments	(130.9)	(119.3)
Accounts receivable and other assets	(54.3)	(23.0)
Accounts payable and accrued expenses	64.2	4.6
Net cash provided by operating activities	310.0	271.2

Investing activities
Acquisition of businesses (net of cash acquired)	—	(16.7)
Purchases of property, equipment and computer software	(69.8)	(68.5)
Proceeds from the sale of property and equipment	0.8	0.3
Net cash used by investing activities	(69.0)	(84.9)

Financing activities
Net decrease in book overdrafts	(33.6)	(26.8)
Proceeds from debt issuance	—	1,305.5
Payments of long-term debt	(4.0)	(27.5)
Dividend paid to KAR	—	(1,278.0)
Net cash transfers to parent and affiliates	—	(117.8)
Deferred financing costs	(2.9)	(25.2)
Payments on finance leases	(14.3)	(13.7)
Issuance of common stock under stock plans	8.1	1.6
Proceeds from issuance of employee stock purchase plan shares	1.0	—
Tax withholding payments for vested RSUs	(9.1)	(0.9)
Payment of contingent consideration	(1.5)	—
Net cash used by financing activities	(56.3)	(182.8)
Effect of exchange rate changes on cash	1.0	(4.7)
Net increase (decrease) in cash and cash equivalents	185.7	(1.2)
Cash and cash equivalents at beginning of period	47.1	48.3
Cash and cash equivalents at end of period	$232.8	$47.1
Cash paid for interest, net	$53.7	$29.8
Cash paid for taxes, net of refunds	$59.7	$71.8

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: Organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by LTM Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, and (d) certain professional fees. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.
  Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates, and (h) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.
  Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) non-cash adjustments to certain revenue agreements, (b) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc. Reconciliation of Organic Revenue Growth

	Three Months Ended Dec 27, 2020 vs. Dec 29, 2019	Fiscal Year Ended Dec 27, 2020 vs. Dec 29, 2019

Revenue Growth	7.8%	(3.6)%
Less:
DDI acquisition revenue	—%	(0.4)%
Foreign currency impact	(0.3)%	0.1%
Revenue agreement adjustment	—%	0.2%

Organic Revenue Growth	7.5%	(3.7)%
IAA, Inc. Reconciliation of Adjusted Selling, General and Administrative Expenses (Amounts in Millions)

	Three Months Ended		Fiscal Years Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Selling, general and administrative expenses	$37.7	$36.2	$144.9	$142.4

Less non-GAAP adjustments:
Retention / severance / restructuring	—	0.2	3.0	1.7
COVID-19 related costs	0.3	—	1.0	—
Professional fees	0.8	—	1.4	—
Spinoff costs	—	0.2	—	3.5
Adjusted selling, general and administrative expenses	$36.6	$35.8	$139.5	$137.2

IAA, Inc. Reconciliation of Adjusted Net Income (Amounts in Millions, Except Per Share)

	Three Months Ended		Fiscal Years Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Net Income	$64.1	$45.6	$194.8	$193.2

Add back non-GAAP adjustments
Spinoff costs	—	0.2	—	3.5
Retention / severance / restructuring	—	0.2	3.0	1.7
COVID-19 related costs	0.3	—	1.0	—
Gain on sale of assets	(0.2)	(0.1)	(0.7)	(0.1)
Acquisition costs	—	—	—	0.2
Professional fees	0.8	—	1.4	—
Non-operating foreign exchange loss (gain)	—	0.2	(0.3)	0.1
Amortization of acquired intangible assets	3.2	6.2	15.5	25.8
Non-GAAP adjustments to income before income taxes	4.1	6.7	19.9	31.2

Income tax impact of Non-GAAP adjustments to income before income taxes	(0.8)	(1.7)	(4.8)	(8.1)

Discrete tax items	(2.1)	(0.5)	(2.4)	0.6

Non-GAAP adjustments to net income	1.2	4.5	12.7	23.7

Adjusted net income	$65.3	$50.1	$207.5	$216.9

GAAP diluted EPS	$0.47	$0.34	$1.44	$1.44
EPS impact of Non-GAAP Adjustments	0.01	0.03	0.10	0.17
Adjusted diluted EPS	$0.48	$0.37	$1.54	$1.61

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA (Amounts in Millions)

	Three Months Ended		Fiscal Years Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Net income	$64.1	$45.6	$194.8	$193.2
Add: income taxes	18.3	14.3	62.2	69.0
Add: interest expense, net	12.9	16.6	56.0	55.7
Add: depreciation & amortization	19.6	22.4	81.1	88.4
EBITDA	$114.9	$98.9	$394.1	$406.3
Add back non-GAAP adjustments
Spinoff costs	—	0.2	—	3.5
Retention / severance / restructuring	—	0.2	3.0	1.7
COVID-19 related costs	0.3	—	1.0	—
Gain on sale of assets	(0.2)	(0.1)	(0.7)	(0.1)
Acquisition costs	—	—	—	0.2
Professional fees	0.8	—	1.4	—
Non-operating foreign exchange loss (gain)	—	0.2	(0.3)	0.1
Adjusted EBITDA	115.8	99.4	398.5	411.7
Currency movements	(0.1)	—	0.3	—
DDI EBITDA	—	—	0.2	—
Non-cash adjustment for certain revenue agreements	—	—	—	(3.6)
Organic Adjusted EBITDA	$115.7	$99.4	$399.0	$408.1

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted LTM EBITDA (Amounts in millions)

	Quarter Ended				LTM Ended
	3/29/20	6/28/20	9/27/20	12/27/20	12/27/20

Net income	$44.7	$33.2	$52.8	$64.1	$194.8
Add: income taxes	15.1	10.7	18.1	18.3	62.2
Add: interest expense, net	16.0	13.8	13.3	12.9	56.0
Add: depreciation & amortization	22.5	19.6	19.4	19.6	81.1
EBITDA	$98.3	$77.3	$103.6	$114.9	$394.1
Add back non-GAAP adjustments
Spinoff costs	—	—	—	—	—
Retention / severance / restructuring	2.3	0.6	0.1	—	3.0
COVID-19 related costs	0.2	0.3	0.2	0.3	1.0
Gain on sale of assets	(0.1)	—	(0.4)	(0.2)	(0.7)
Acquisition costs	—	—	—	—	—
Professional fees	—	0.5	0.1	0.8	1.4
Non-operating foreign exchange (gain) loss	(0.7)	0.2	0.2	—	(0.3)
Adjusted EBITDA	$100.0	$78.9	$103.8	$115.8	$398.5

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Net Debt (Amounts in Millions)

				December 27, 2020
				(Unaudited)
Term Loan				$774.0
Senior Notes				500.0
Capital Leases				28.3
Total Debt				1,302.3
Less: Cash				232.8
Net Debt				$1,069.5

IAA, Inc. Reconciliation of Free Cash Flow (Amounts in Millions)

	Three Months Ended		Fiscal Years Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Net cash provided by operating activities	$44.8	$26.6	$310.0	$271.2
Less: Purchases of property, equipment and computer software	(27.9)	(12.1)	(69.8)	(68.5)
Free cash flow	$16.9	$14.5	$240.2	$202.7

Contacts

Contacts
Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
investors@iaai.com| (203) 682-8200

Arif Ahmed
Vice President, Treasury
arif.ahmed@iaai.com | (708) 492-7257